EXHIBIT 99.1

Ceragenix Pharmaceuticals Provides Mid-Year Update

Company Commencing Post-510k Clearance Studies for EpiCeram® to Support Current Partnering Discussions

Infectious Disease Programs Focused on Anti-bacterial Device Coatings, MRSA and VRSA Resistant Bacterial Strains, and Viral Infections

Denver, CO, August 3, 2006 — Ceragenix Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease and dermatology, today provided a mid-year update on its two major product development areas,  dermatologic disorders and infectious diseases.

Commenting on execution of the Company’s business plan to date, Ceragenix Chairman and Chief Executive, Steven Porter stated, “Our strategy is to market EpiCeram®, our recently cleared product for atopic dermatitis, also known as eczema, to dermatologists and pediatricians through a partnering arrangement with a large pharmaceutical company. Those discussions are currently ongoing. As previously announced, we received Institutional Review Board clearance to conduct post-clearance clinical studies to demonstrate the product’s efficacy in routine use as front-line therapy compared to a mid strength steroid.  We expect to start those studies in the coming weeks.  If we are successful in consummating an out-license transaction for EpiCeram®, we intend to use the anticipated cash flows to support the preclinical and anticipated clinical development of our antimicrobial product candidates.

Over the past year we and our collaborators have validated the broad spectrum in vitro activity of our Ceragenin™ antimicrobial drug candidates and we are proceeding toward the selection of specific candidates for further development.”

Dermatology Portfolio

Ceragenix’s lead dermatologic products, EpiCeram® and NeoCeram®, which are both topical creams, are based on the Company’s Barrier Repair Technology invented by Dr. Peter Elias and licensed by Ceragenix from the University of California. EpiCeram® is a non-steroidal treatment for dry skin conditions , consisting of a proprietary formulation of ceramide, cholesterol and free fatty acids in specific ratios that help maintain a healthy skin barrier.  NeoCeram®, a pediatric barrier repair cream, is intended to help reduce transepidermal water loss from the skin of premature infants.  Over 80,000 infants are born each year in the United States that may benefit from this topical therapy to help reduce lengths of stays in Neonatal Intensive Care Units.  NeoCeram® is still an investigational product.

A summary of 2006 activities related to EpiCeram® is as follows:

•                  In April 2006, Ceragenix received 510(k) clearance from the FDA to market EpiCeram® to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment; and

•                  In June 2006, Ceragenix received Institutional Review Board approval to initiate a multicenter study involving children with moderate-to-severe atopic dermatitis.  The study, which will compare EpiCeram® to Cutivate® (commonly used mid-strength topical steroid that is approved for use in infants and children), is expected to commence in the coming weeks and results are expected by the fourth quarter of 2006.

Infectious Disease Portfolio

Ceragenins™ are synthesized, positively-charged non-peptide molecules that have been shown in a variety of in vitro tests to mimic or exceed the activity of the naturally occurring antimicrobial peptides found in the human body.  These naturally occurring antibiotics form part of our body’s first line of defense against bacteria, fungi, viruses and certain cancers.    Researchers have looked to these naturally occurring antimicrobial peptides as a potential source for new antibiotics, but the difficulties of manufacturing and purifying long chain peptides have been obstacles to commercial development.  Ceragenins™, in contrast, are not peptides and may be produced in large quantities at reasonable costs.

According to Steven Porter, “During the first half of 2006, we have continued with in vitro testing to identify lead product candidates and commercial applications for our Ceragenin™ technology with particular focus on multidrug resistant infections.”

A summary of 2006 activities related to Ceragenins™ is as follows:

•                  As previously announced, researchers demonstrated that CSA-13 has broad activity against all tested strains of MRSA as well as all known strains of vancomycin resistant staphylococcus infections.  Ceragenix commenced activities to develop a nasal ointment that may be used in place of mupirocin to decolonize patients who are carriers of MRSA.  The Company also plans to test the same or similar formulation as a prophylactic for influenza infections, as CSA-13 is not only active in vitro against MRSA but also against the H3N2 strain of influenza;

•                  Ceragenix commenced activities to test CSA-13 in vitro to determine potential efficacy against H5N1 (avian flu);

•                  As previously reported, in vitro testing at Vanderbilt University has shown that CSA-54 is active against multiple strains of HIV and may work in a strain independent manner.  The Company’s research collaborator is continuing to test CSA-54 in a variety of in vitro assays to better characterize the compound’s efficacy;

•                  Ceragenix commenced testing of CSA-13 against biofilms under a contract research and development agreement with the CDC.  It plans to develop antimicrobial coatings for medical devices to address the issue of infections associated with implantable medical devices.  In response to the Company’s formal request for a regulatory ruling, the FDA’s Office of Combination Products granted its request that Cerashield™ be regulated as a medical device (PMA filing) rather than as a New Drug Application.  Cerashield™ is an investigational antimicrobial wound dressing that is intended to be used with catheters and other indwelling medical devices to help reduce the risk of infections; and

•                  Nine research abstracts from early testing of Ceragenins™ were accepted as poster presentations at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), which will be held in San Francisco, CA, September 27-30, 2006.  These abstracts will disclose in vitro data on the use of Ceragenins™ in skin infections, medical device related infections, oral infections, ocular infections and as a potential therapy for  pseudomonas infections that afflict cystic fibrosis patients.

The Company has sufficient capital to fund operations and activities through the middle of the first quarter of 2007.  Accordingly, the Company will require additional funding to complete development activities of NeoCeram® as well as its Ceragenin™ technology applications.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. (OTCBB: CGXP - News) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram®. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”), successful clinical trials of the Company’s planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the Company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the Company, may be significant, now or in the future, and these factors may affect the Company to a greater extent than indicated.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the Company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2006. Except as required by law, the Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or Robert Stanislaro
Financial Dynamics
(212) 850-5657

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